UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2009
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2009, Itron, Inc. announced that Mr. LeRoy Nosbaum, its then current Chief Executive Officer, was retiring as Chief Executive Officer of the Company but would remain on the Board of Directors and serve as Executive Chairman of the Board until December 31, 2009, at which time he would retire from the Board and the Company.

On December 15, 2009, the Board of Directors decided to separate the positions of Chairman of the Board and Chief Executive Officer to more closely align the Board with shareholders and strengthen the independence of the Board. The Board of Directors will periodically review the new model to determine whether the separation of the two positions continues to be in the best interests of shareholders.

On December 15, 2009, the Board of Directors elected Jon Eliassen as Chairman of the Board, effective January 1, 2010.  Mr. Eliassen is an independent director and joined the Itron Board in 1987.

In recognition of Mr. Nosbaum’s many contributions to the Company and to the Board, the Board of Directors approved the issuance of 7,411 shares of Itron stock, which were awarded in 2006 pursuant to the Company’s 2006 Long Term Performance Plan.  These shares would have vested in full on February 23, 2010.  In addition, the Board of Directors approved the issuance of 1,578 shares of Itron stock, which were awarded in 2007 pursuant to the Company’s 2007 Long Term Performance Plan.  These shares would have vested in full on February 14, 2011.  Mr. Nosbaum will not receive the 2007 award shares until June 30, 2010, pursuant to the terms of the Plan.

The Board of Directors increased Mr. Unsworth’s base salary from $650,000 to $750,000, effective January 1, 2010, in recognition of his performance during the past year.  The Compensation Committee of the Board of Directors conducted its annual review of base salary for the other named executive officers and approved increases effective January 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

        ITRON, INC.

Dated:  December 16, 2009                                                  By:  /s/ Steven M. Helmbrecht
Steven M. Helmbrecht
Sr. Vice President and Chief Financial Officer